Exhibit 99.1
                                                  P. O. Box 270
NU LOGO  Northeast                     Hartford, CT  06141-0270
         Utilities System                     107 Selden Street
                                              Berlin, CT  06037
                                                 (860)-665-5000
                                                     www.nu.com

News Release

CONTACTS:           Jeffrey R. Kotkin        Barbara Nieman
OFFICE:            (860) 665-5154           (860) 665-3249



                  NU REPORTS THIRD QUARTER EARNINGS

     BERLIN, Connecticut, October 25, 2004-Northeast Utilities (NU-
NYSE) today reported third quarter 2004 earnings of $39.1 million, or $0.30 per share, compared with earnings of $39.2 million, or $0.31 per share, in the third quarter of 2003. Results for 2003 included a charge of $4.7 million, or $0.04 per share, associated with NU's former investment in a bill collection company.

     For the first nine months of 2004, NU earned $129.4 million, or $1.01 per share, compared with $126.3 million, or $0.99 per share, after the $4.7 million charge, in the first nine months of 2003.

     Charles W. Shivery, NU chairman, president, and chief executive officer, said regulated company earnings rose modestly to $37.8 million in the third quarter of 2004 from $37.2 million in the same period of 2003. That increase was more than offset by lower earnings at NU's competitive businesses.

     Shivery said the regulated companies benefited from continued economic growth, lower income tax expense at Public Service Company of New Hampshire (PSNH), and a positive regulatory decision affecting The Connecticut Light and Power Company (CL&P). Those factors were largely offset by cooler summer weather in 2004 than in 2003 and the absence of revenue adjustments which added $5.7 million to earnings in the third quarter of 2003. Retail electric sales, excluding the effect of a positive adjustment to revenues in 2003, were virtually unchanged in the third quarter of 2004, compared with 2003, but on a weather-adjusted basis they were up 2.8 percent as a result of improved economic conditions.

     The following table reconciles third quarter and year-to-date earnings on a reported and adjusted basis:

                                       Third      Year-to-Date
                                      Quarter

      2003     Reported EPS         $0.31        $0.99
                 Cumulative effect  $0.04        $0.04
                  of accounting
                  change
      2003     Adjusted EPS         $0.35        $1.03
                 Regulated results   ---         $0.06
                 Competitive       ($0.02)       $0.01
                   results
                 Other            ($0.03)       ($0.06)
      2004     Adjusted EPS         $0.30        $1.04
                 Investment          ---        ($0.03)
                  write-downs
      2004     Reported EPS         $0.30        $1.01


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Page 2 of 3


     NU's competitive energy businesses earned $4.0 million in the third quarter of 2004, compared with $6.9 million in the same period of 2003. Over the first nine months of 2004, those businesses earned $25.7 million, compared with $24.0 million in the first nine months of 2003. Shivery said lower third-quarter 2004 merchant energy results were due to lower volumes and margins on wholesale electric contracts, compared with the same period of 2003 and the first quarter of 2004. Shivery said NU expected lower margins in the latter quarters of 2004 due to the seasonal pricing of wholesale contracts. Lower wholesale volumes were due to cooler summer weather.

     The following tables provide financial results for NU's utility group and competitive business lines during the third quarter and first nine months of 2004 and 2003:

                Three months ended September 30, 2004

                           Third        Third       Increase
  (in millions of         Quarter    Quarter 2003  (Decrease)
  dollars)                 2004
  Merchant energy         $3.3         $6.9         ($3.6)
  Services and other      $0.7         ---           $0.7
    NU Enterprises total  $4.0         $6.9         ($2.9)
  CL&P                   $21.7        $29.0         ($7.3)
  PSNH                   $18.2        $12.6          $5.6
  WMECO                   $1.5         $5.2         ($3.7)
  Yankee Gas             ($3.6)       ($9.6)         $6.0
    Utility Group total  $37.8        $37.2          $0.6
  Cumulative effect of    ---         ($4.7)         $4.7
   accounting change
  Parent and other       ($2.7)       ($0.2)        ($2.5)
  Reported Earnings      $39.1        $39.2         ($0.1)

                Nine Months Ended September 30, 2004

                          Nine Months  Nine Months    Increase
  (in millions of           2004          2003      (Decrease)
  dollars)
  Merchant energy          $27.0        $22.3        $4.7
  Services and other      ($ 1.3)        $1.7       ($3.0)
    NU Enterprises total   $25.7        $24.0        $1.7
  CL&P                     $65.1        $59.0        $6.1
  PSNH                     $36.0        $34.5        $1.5
  WMECO                     $8.7        $13.9       ($5.2)
  Yankee Gas                $8.5         $3.4        $5.1
    Utility Group total   $118.3       $110.8        $7.5
  Investment write-downs   ($3.9)        ---        ($3.9)
  Cumulative effect of      ---         ($4.7)       $4.7
    accounting change
  Parent and other        ($10.7)       ($3.8)      ($6.9)
  Reported Earnings       $129.4       $126.3        $3.1

     CL&P earnings declined in the third quarter of 2004, compared with the same period of 2003. The absence of the positive 2003 adjustment to unbilled revenue and milder summer weather in 2004 more than offset a $6 million after-tax benefit from an August 2004 regulatory decision modifying a December 2003 CL&P rate order. For the year, CL&P earnings are higher due to retail rate increases that took effect on January 1, 2004, as a result of the December 2003 order.
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Page 3 of 3

     PSNH earnings were higher in the third quarter of 2004, compared with the same period of 2003, primarily because of a lower effective tax rate. The lower effective tax rate is due to adjustments to tax reserves as a result of the filing of the 2003 tax return in September and the allocation of certain parent company tax benefits to PSNH in accordance with the NU tax allocation agreement. Under the allocation agreement, more tax benefits were allocated from NU parent to utility companies in 2004 than in 2003 resulting in a higher NU parent company loss in 2004. For the year, PSNH's lower effective tax rate was offset by higher operational costs, including higher pension costs.

     Western Massachusetts Electric Company earnings were lower in the third quarter and year-to-date due in part to higher interest expense and lower pension income. Yankee Gas Services Company's 2004 third-quarter losses were reduced, in comparison with the same period of 2003, by the absence of a $5.1 million after-tax unbilled revenue adjustment in 2004.

     Shivery said NU has narrowed its forecasted earnings in 2004 from a range of $1.20 per share to $1.40 per share to a range of $1.25 per share to $1.35 per share. That includes earnings of between $0.91 per share and $0.95 per share at NU's regulated distribution and generation businesses; between $0.22 per share and $0.24 per share at NU's regulated transmission business; and between $0.23 per share and $0.25 per share at NU's competitive businesses. NU also anticipates parent and other expenses of between $0.09 per share and $0.11 per share.

     NU also has established an earnings range of between $1.35 per share and $1.45 per share for 2005. That range reflects earnings of between $0.96 and $1.00 per share at NU's regulated distribution and generation businesses; between $0.26 and $0.30 per share at NU's regulated transmission business; and between $0.26 per share and $0.30 per share at NU's competitive businesses. The 2005 earnings range also reflects between $0.13 per share and $0.15 per share of parent company expenses, primarily related to interest expense. NU has approximately 128 million common shares outstanding.

     NU's regulated companies provide electric service to more than
1.8 million retail electric customers in Connecticut, New Hampshire, and Massachusetts and natural gas service to 195,000 customers in Connecticut.

     Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of websites at www.nu.com.

     This news release includes statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. In some cases the reader can identify these forward looking statements by words such as "estimate", "expect", "anticipate", "intend", "plan", "believe" "forecast", "should", "could", and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, expiration or initiation of significant energy supply contracts, regulations or regulatory policy, levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.
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NOTE:  NU will webcast an investor meeting this morning at 10:30 a.m.
Eastern Daylight Time. The call can be accessed through NU's website at www.nu.com.